EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is entered by and between Clarence Ridley (“Consultant”) and Haverty Furniture Company, Inc. ("Havertys") as of March 16, 2009 to be effective as of May 13, 2009 (the “Effective Date”).

WHEREAS, Consultant is a former executive and is a current non-employee director of Havertys who has specialized knowledge and expertise regarding the retail furniture industry and the strategic, tactical, legal and financial issues facing the industry and Havertys, and Havertys desires to have Consultant provide consulting Services (as defined below) to it pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Havertys and Consultant agree as follows:

1.         Services; Consulting Period. During the Consulting Period, Consultant agrees to provide advisory services to the President and CEO for strategic, tactical and financial matters and to the General Counsel for certain real estate and litigation matters, as reasonably requested by Havertys (the “Services”). In addition, the Services may include, if requested by the President and CEO, acting as the Havertys liaison for communication with stockholders, serving as a resource to recommend independent outside advisors on business issues or projects, and providing advisory services in matters of organizational structure or succession planning. The Services shall be performed at the times and places chosen by Consultant in consultation with Havertys; however, Consultant agrees that it may be necessary to perform Services at specific business locations specified by Havertys from time-to-time. Unless earlier terminated pursuant to paragraph 6 of this Agreement, the initial term of this Agreement shall run from the Effective Date until the first anniversary of the Effective Date; provided, however, that the term shall be automatically extended for an additional one year period on each anniversary of the Effective Date unless one party gives written notice to the other party of its intent not to extend the term of the Agreement at least thirty (30) days prior the applicable anniversary of the Effective Date (the term, as extended or terminated, is referred to as the “Consulting Period”).

2.         Contract Fee. Havertys agrees to pay to Consultant One Hundred Fifty-Five Dollars ($155,000) per year for the Services (the “Service Fee”). Approximately one-twelfth of the Service Fee shall be paid to Consultant on the 1st day of each month during the Consulting Period. Havertys shall also reimburse Consultant, in accordance with its business expense policies, for reasonable travel and other business related expenses incurred in providing the Services.

3.         Independent Contractor. Havertys and Consultant acknowledge and agree that Consultant is an independent contractor and not an employee of Havertys or any Havertys’ subsidiary or corporate affiliate. Consultant agrees that neither Havertys nor any of its affiliates is responsible for collecting or withholding federal, state or local taxes, including income tax and social security tax, related to the Service Fee or any business expense reimbursements made to Consultant. Any and all taxes imposed, assessed, or levied as a result of this Agreement or the payments called for by this Agreement shall be paid by Consultant.

4.          Benefits. Nothing in this Agreement shall create or be deemed to create any new rights for Consultant to receive, or any obligation in Havertys to provide, any benefits or privileges of any kind or nature, including, without limitation, insurance benefits, workers compensation insurance, unemployment benefits, health or welfare benefits, or pension benefits. Nor does anything in this Agreement effect, in any way, any payments, benefits or priveleges to which Consultant may already be entitled as a former employee of Havertys or as a current or former member of Havertys’ board of directors or as determined by the Executive Compensation and Employee Benefits Committee.

5.         Services to Others Allowed. Consultant may provide services or be employed by persons or entities other than Havertys, provided that such services or employment are not for a competitor in the retail furniture industry.

6.           Default and Termination. Either party may terminate this Agreement during the Consulting Period and without cause upon three (3) months written notice to the other party. The Agreement shall automatically terminate upon Consultant’s death or a disability which renders him incapable of performing the Services. Either party may terminate this Agreement for “cause”, which is defined as a material breach of contract, provided that the non-breaching party is first given thirty (30) days written notice and an opportunity to cure any cause event that is curable. If the breach is cured, then it shall not constitute cause for terminating the Agreement.

7.         Assumption of Risk. Consultant assumes all risks incidental to his provision of Services, including all risks incidental to his presence on the premises of Havertys.

8.         Entire Agreement; Assignment. This Agreement contains the entire agreement between Consultant and Havertys with respect to the Services. Consultant has been selected to provide Services based on his personal qualifications, experience, and skills. Consultant may not assign all or any portion of his performance under this Agreement. Havertys may assign this Agreement to any of its subsidiaries or other corporate affiliates.

9.         Severability/Construction. If any provision of this Agreement is prohibited by law or held to be invalid, illegal, or unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such prohibited, illegal or invalid provision had never constituted a part hereof, with this Agreement being enforced to the fullest extent possible. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. .

IN WITNESS WHEREOF, this Agreement is executed as of the latter date set forth below.

Clarence Ridley		Haverty Furniture Company, Inc.

/s/ Clarence Ridley	By:	/s/ Clarence H. Smith
	Its:	President and Chief Executive Officer
Date: 3/16/09	Date:	March 16, 2009

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